July 17, 2020

VIA EDGAR

Board of Directors

Nationwide Life Insurance Company

One Nationwide Plaza

Columbus, Ohio 43215

Re:Nationwide Life Insurance Company

CIK 0000205695

Registration Statement on Form S-1 (File No. 333-229802)

Ladies and Gentlemen:

I am furnishing this opinion in connection with the registration, under the Securities Act of 1933, as amended, of the Registration Statement on Form S-1 (“Registration Statement”) for the Single Purchase Payment Deferred Index-Linked Annuity Contract (“Contract”) to be issued by Nationwide Life Insurance Company (“Nationwide”). I have examined the filing of the Registration Statement, and related documents, and I have reviewed the questions of law I considered necessary and appropriate. On the basis of this examination and review, it is my opinion that:

(1)

Nationwide is a corporation duly organized and validly existing as a stock life insurance company under the laws of the State of Ohio, and is duly authorized by the Insurance Department of the State of Ohio to issue the Contract.

(2)

Upon the acceptance of a purchase payment made by a contract owner pursuant to a Contract issued in accordance with the prospectus contained in the Registration Statement and upon compliance with applicable law, such contract owner will have a legally-issued, fully-paid, non-assessable contractual interest under such Contract, and the Contract will be a valid and binding obligation of Nationwide.

I hereby consent to the use of this opinion as an exhibit to this Registration Statement.

Sincerely,

/s/ Benjamin W. Mischnick

Benjamin W. Mischnick

Senior Counsel

Nationwide Life Insurance Company

Columbus, Ohio 43215-2220	Nationwide Financial

Legal Counsel to the Nationwide Insurance Companies and their Associated Companies